WisdomTree Trust
                           48 Wall Street, 11th Floor
                               New York, NY 10005


September 28, 2006

VIA ELECTRONIC FILING

Securities and Exchange Commission
100 F Street NE
Washington, D.C. 20549
Attn:   Christian Sandoe

RE:   WisdomTree Trust
      Post-Effective Amendment No. 2 to Registration Statement on Form N-1A File Nos. 333-132380 and 811-21864

Dear Mr. Sandoe:

      We hereby request that the effective date for Post-Effective Amendment No. 2 to the above-captioned Registration Statement be accelerated so that it will become effective on Monday, October 2, 2006, or as soon thereafter as practicable, after the filing thereof with the Securities and Exchange Commission.

                                       Very truly yours,

                                       WisdomTree Trust


                                       By: /s/ Richard A. Morris
                                           ---------------------------
                                           Name:  Richard A. Morris
                                           Title: Secretary